Exhibit 10.73

STATE SETTLEMENT AGREEMENT AND RELEASE

I. PARTIES

This Settlement Agreement (“Agreement”) is entered into by State of [                    ] and InterMune, Inc. (“InterMune”), a Delaware Corporation with its principal place of business in Brisbane, California, hereinafter collectively referred to as “the Parties.”

II. PREAMBLE

As a preamble to this Agreement, the Parties agree to the following:

A. WHEREAS, at all relevant times, InterMune distributed, marketed and sold pharmaceutical products in the United States, including a drug it sold under the trade name Actimmune®;

B. WHEREAS, on or about July 9, 2004, Relator Joan Gallagher filed a qui tam action in the United States District Court for the Eastern District of Pennsylvania, captioned United States of America ex rel. Joan Gallagher v. InterMune, Inc., Civil Action No. 04 CV 3249 (E.D. Pa.). On October 7, 2004, the qui tam action was transferred to the United States District Court for the Northern District of California, now captioned United States of America ex rel. Joan Gallagher v. InterMune, Inc., C 04-4323 MHP (N.D. Cal.)(the “Civil Action”);

C. WHEREAS InterMune has agreed to enter into a Deferred Prosecution Agreement (“DPA”) with the United States Attorney for the Northern District of California. The United States has filed an Information in the United States District Court for the Northern District of California (the “Court”) charging InterMune with One Count of doing an act, with intent to defraud or mislead, with respect to a drug while the drug was held for sale after shipment in interstate commerce that results in the drug being misbranded, in violation of Title 21, United States Code, Section 331(k) (the “Information”);

D. WHEREAS, the United States and InterMune will file with the Court the DPA, which states that the Department of Justice will recommend to the Court that prosecution of InterMune for the conduct charged in the Information be deferred for a period of 2 years from the date the Court approves the DPA and that the Department of Justice will seek dismissal with prejudice of the Information thereafter if InterMune is in compliance with all of its obligations under the DPA;

E. WHEREAS, InterMune has entered into or will be entering into separate settlement agreements (“Medicaid State Settlement Agreements”) with the States which will be receiving settlement funds from InterMune pursuant to Paragraph 1(c) below for the Covered Conduct described in Paragraph G below (hereinafter referred to as the “Medicaid Participating States”);

F. WHEREAS, the United States and the Medicaid Participating States allege that InterMune caused to be submitted claims for payment for Actimmune to Medicaid Programs, established pursuant to or in connection with Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the “Medicaid Program”); and the United States further alleges that InterMune caused to be submitted claims for payment of Actimmune to the Medicare Program, 42 U.S.C. §§ 1395-1395hhh, TRICARE Program (formerly known as the Civilian Health and Medical Program of the Uniformed Services (“CHAMPUS”)), 10 U.S.C. §§ 1071-1110, which is administered by the Department of Defense through TMA, and to the Federal Employees Health Benefits Program (“FEHBP”) and that InterMune caused purchases of Actimmune by the Department of Veterans Affairs (“DVA”), and the United States Department Defense, Defense Logistics Agency (“DLA”), on behalf of the Defense Supply Center - Philadelphia (“DSCP”) (collectively, “the United States”);

G. WHEREAS, the United States contends that it has claims under the False Claims Act, 31 U.S.C. §§ 3729-3733, and that it and the Medicaid Participating States (hereinafter collectively referred to as the “Government”) have certain other civil claims against InterMune for allegedly engaging in the following conduct with respect to the marketing, promotion and sale of Actimmune:

(i) The Government contends that between January 2001, and June 30, 2003, InterMune knowingly and willfully promoted the sale and use of Actimmune for the treatment of idiopathic pulmonary fibrosis (“IPF”), a use for which Actimmune had not been approved by the United States Food and Drug Administration (“FDA”), and knowingly caused the submission of claims to the Government as described in subparagraph (v), below. Actimmune has only been approved by the FDA to treat two rare diseases, chronic granulomatous disease and severe, malignant osteopetrosis;

(ii) The Government contends that notwithstanding the fact that InterMune’s Phase III clinical trial of Actimmune for the treatment of IPF failed to establish statistically significant benefits on its primary endpoint or any of its secondary endpoints, including overall survival, certain former InterMune employees encouraged InterMune sales force personnel to inform physicians that Actimmune demonstrated a survival benefit in mild to moderate IPF patient populations, and certain former sales force personnel did so;

(iii) The Government contends that InterMune’s promotion of Actimmune for IPF violated the Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 331(a) & (d);

(iv) The Government further contends that the use of Actimmune for IPF was not a “medically accepted indication” pursuant to 42 U.S.C. § 1396r-8(k)(6);

(v) The Government further contends that the conduct described in the foregoing subparagraphs (i) through (iv) resulted in claims for Actimmune being submitted to the Medicaid, Medicare, FEHBP and TRICARE programs, and in DVA and DSCP purchasing Actimmune for dispensing to patients for an unapproved indication, between January, 2001, and June 30, 2005, in violation of the False Claims Act, 31 U.S.C. §§ 3729-3733.

InterMune’s conduct as described in the Civil Action, the DPA and in Preamble Paragraph G of this Agreement is hereafter referred to as the “Covered Conduct.”

H. WHEREAS, the United States and the Relator have reached an agreement with respect to the Relator’s claim of entitlement under 31 U.S.C. § 3730(d) to a share of the proceeds of this Agreement (no award as to the State share of Medicaid);

I. WHEREAS, this Agreement is neither an admission of facts or liability by InterMune (with the exception of such admissions as InterMune makes in connection with the DPA referenced in Paragraph C above and accepted by the Court) nor a concession by the State that its claims are not well founded; and

J. WHEREAS, to avoid the delay, expense, inconvenience and uncertainty of protracted litigation of these claims, the Parties mutually desire to reach a full and final settlement as set forth in this Agreement.

III. TERMS AND CONDITIONS

NOW, THEREFORE, in reliance on the representations contained herein and in consideration of the mutual promises, covenants, and obligations in this Agreement, and for good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1. As previously agreed between InterMune and the United States, InterMune shall pay to the United States and the Medicaid Participating States, collectively, the sum of thirty-six million, nine hundred forty-four thousand, forty-three dollars ($36,944,043), plus any interest that may have accrued between November 1, 2006 and the Effective Date of this Agreement at a rate of 5% per annum (“Settlement Amount”). On the Effective Date of this Agreement, as defined in paragraph 19 herein, this sum shall constitute a debt due and immediately owing to the United States and the Participating States. InterMune shall discharge its debt to the United States and the Medicaid Participating States under the following terms and conditions:

a. As previously agreed between InterMune and the United States, InterMune shall pay to the United States the principal sum of $30,249,229 (the “Federal Settlement Amount”). InterMune shall pay the Federal Settlement Amount, plus interest accrued thereon at the rate of 5% per annum, in accordance with the payment schedule attached hereto as Exhibit A (“Payment Schedule”). Within 10 days after the Effective Date of this Agreement, InterMune shall pay the United States the initial fixed payment in the amount of $4,093,925 (“Initial Federal Payment”), plus any interest that may have accrued between November 1, 2006 and the Effective date, and thereafter make principal payments with interest according to the schedule in Exhibit A.

b. As previously agreed between InterMune and the United States, all payments set forth in this Paragraph 1(a) shall be made to the United States by electronic funds transfer pursuant to written instructions provided by the Office of the United States Attorney for the Northern District of California. The entire principal balance of the Federal Settlement Amount or any portion thereof, plus any interest accrued on the principal as of the date of any prepayment, may be prepaid without penalty.

c. InterMune shall pay to the Medicaid Participating States the sum of $6,694,814 (“Medicaid State Settlement Amount”). InterMune shall pay the Medicaid State Settlement Amount, plus interest accrued thereon at the rate of 5% per annum, in accordance with the Payment Schedule found at Exhibit A. Within 10 days after the Effective Date of this Agreement, InterMune shall pay $906,075, plus any interest that may have accrued between November 1, 2006 and the Effective date and $906,075.00 plus any interest that accrues between November 1, 2007 and the Effective date, into a deposit account designated by the National Association of Medicaid Fraud Control Units Settlement Team (the “NAMFCU Team”) for distribution by the NAMFCU team to the Medicaid Participating States. Upon reaching agreements with, and obtaining a release from each of the Medicaid Participating States and making the initial payment to the designated account for distribution by the NAMFCU team to the Medicaid Participating States InterMune shall thereafter make fixed pro rata payments to the Medicaid Participating States according to the schedule in Exhibit A. These fixed annual pro rata payments beginning November 3, 2008, shall be paid by InterMune directly to the Medicaid Participating States pursuant to written payment instructions from the NAMFCU Team. The entire principal balance of the Medicaid State Settlement Amount or any portion thereof, plus any interest accrued on the principal as of the date of any prepayment, may be prepaid without penalty.

d. The total portion of the Settlement Amount obligated to be paid by InterMune in settlement for alleged injury to the Medicaid Program for the State of

[                    ] is $         , consisting of an obligation to pay the State of [                    ] under this Agreement and another portion obligated to the federal government as part of the Federal Settlement Amount. The individual portion of the State Settlement Amount allocable to the State of [            ], from the initial fixed payment, is $         (the “Individual Initial State Settlement Amount”).

e. The individual total State Settlement portion to be paid over time allocable to the State of [                    ] is $         to be paid in installments pursuant to the Payment Schedule found at Exhibit A. InterMune shall send said installment amounts directly to the State of [                    ]. The National Association of Medicaid Fraud Control Units shall supply a revised address list of all States to InterMune prior to each installment at InterMune’s request.

f. In addition to all other payments and responsibilities under this agreement, InterMune agrees to pay all reasonable travel costs and expenses for the NAMFCU Team. InterMune will pay this amount by separate check or wire transfer made payable to the National Association of Medicaid Fraud Control Units after the Participating States execute this agreement or as otherwise agreed by the parties.

2. If the Court does not accept the DPA as described in Preamble Paragraph D or refuses to impose the agreed upon disposition for whatever reason, this Agreement shall be null and void at the option of either the United States or InterMune. If either the United States and/or Participating States or InterMune exercises this option, which option shall be exercised by notifying all Parties, through counsel, in writing within ten (10) business days of the Court’s decision, the Parties will not object to the voiding of this Agreement and the Agreement will be deemed rescinded. If this Agreement is rescinded, InterMune will not plead, argue or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel or similar theories, to any such civil or administrative claims, actions or proceedings relating to the Covered Conduct which are brought by the United States within 90 calendar days of notification to all other Parties of that rescission, except to the extent such defenses were available before the Effective Date of this Agreement.

3. Subject to the exceptions in Paragraphs 4 and 5, in consideration of the obligations of InterMune set forth in this Agreement, conditioned upon InterMune’s payment of the payment in full of the Settlement Amount, subject to Paragraph 8 below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement, as defined below), and subject to the Court’s approval of the DPA described in Preamble Paragraph D, the State of [                    ], on behalf of itself, and its officers, agents, agencies, and departments, as set forth above, hereby fully and finally releases InterMune, its predecessors, subsidiaries, corporate parents and affiliates, successors and assigns, and current or former officers, directors, and employees, except as excluded in Paragraph 4, below, from any civil or administrative monetary claim that the State of [                    ] has against InterMune for claims submitted to the State Medicaid Program for the Covered Conduct as set forth in paragraph G.

4. Notwithstanding any term of this Agreement, the State of [                    ] specifically does not herein release any person or entity from any of the following claims or liabilities: (a) any potential criminal, civil or administrative claims arising under State Revenue Codes; (b) any

criminal liability; (c) any potential liability to the State of [                    ] (or any agencies thereof) for any conduct other than the Covered Conduct; (d) any claims based upon obligations created by this Agreement; (e) any administrative liability, including mandatory exclusion; (f) any express or implied warranty claims or other claims for defective or deficient products and services; (g) any claims for personal injury or property damage or for other consequential damages arising from the Covered Conduct; (h) any claim based on a failure to deliver items or services due; (i) any civil or administrative claims against individuals, including current and former directors, officers, and employees of InterMune, its predecessors, subsidiaries, and its corporate parent and affiliates, who, related to the Covered Conduct, receive written notification that they are the target of a criminal investigation, are criminally indicted or charged, or are convicted, or who enter into a criminal plea agreement; or (j) any civil or administrative liability that InterMune has or may have under any State statute, regulation, or rule not covered by the release in paragraph 3 above.

5. In consideration of the obligations of InterMune set forth in this Agreement and in the Corporate Integrity Agreement (“CIA”), conditioned upon InterMune’s payment in full of the Settlement Amount, and subject to Paragraph 8 below (concerning bankruptcy proceedings commenced within 91 days of the effective date of this Agreement), the State of [                    ] agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion against InterMune from the State of [                    ]’s Medicaid Program, for the Covered Conduct except as reserved in Paragraph 4 above, and as reserved in this Paragraph. The State of [                    ] expressly reserves all rights to comply with any statutory obligations to exclude InterMune from the State of [                    ]’s Medicaid Program under

42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the State of [                    ] from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 4, above. InterMune will immediately begin implementing its obligations under the CIA upon execution of this Agreement.

6. The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Federal or State payer, related to the Covered Conduct; and InterMune shall not resubmit to any Federal or State payer any previously denied claims related to the Covered Conduct, and shall not appeal any such denials of claims.

7. InterMune expressly warrants that it has reviewed its financial situation and that it is currently solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and expects to remain solvent following the payments to the United States and the Participating States hereunder. Further, the Parties expressly warrant that, in evaluating whether to execute this Agreement, the Parties (a) have intended that the mutual promises, covenants and obligations set forth herein constitute a contemporaneous exchange for new value given to InterMune, within the meaning of 11 U.S.C. § 547(c)(1), and (b) have concluded that these mutual promises, covenants and obligations do, in fact, constitute such a contemporaneous exchange.

8. In the event InterMune or any other party commences, within 91 days of the Effective Date of this Agreement (defined below), or of any payment made hereunder, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, (a) seeking to have any order for relief of InterMune’s debts, or seeking to adjudicate InterMune as bankrupt or insolvent, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for InterMune for all or any substantial part of its assets, InterMune agrees as follows:

a. InterMune’s obligations under this Agreement may not be avoided pursuant to 11 U.S.C. § 547 or 548, and InterMune will not argue or otherwise take the position in any such case, proceeding or action that: (i) InterMune’s obligations under this Agreement may be avoided under 11 U.S.C. § 547 or 548; (ii) InterMune was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States and the Participating States hereunder; or (iii) the mutual promises, covenants and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to InterMune;

b. In the event that InterMune’s obligations hereunder are avoided for any reason, including, but not limited to, the exercise of a trustee’s avoidance powers under the Bankruptcy Code, the United States and/or the Participating States, at its sole option, may rescind the releases in this Agreement, and bring any civil and/or administrative claim, action or proceeding against InterMune for the claims that would otherwise be covered by the releases provided in this Agreement. If the United States and/or the Participating States choose to do so, InterMune agrees that, for purposes only of any case, action, or proceeding referenced in the first clause of this Paragraph, (i) any such claims, actions or proceedings brought by the United States and/or a Participating State (including any proceedings to exclude InterMune, Inc. from participation in Medicare, Medicaid, or other federal health care programs) are not subject to an “automatic stay” pursuant to 11 U.S.C. Section 362(a) as a result of the action, case or proceeding described in the first clause of this Paragraph, and that InterMune will not argue or otherwise contend that the United States’ and/or Participating States’ claims, actions or proceedings are subject to an automatic stay; (ii) that InterMune will not plead, argue or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel or similar theories, to any such civil or administrative claims, actions or proceedings which are brought by the United States and/or a Participating State within 30 calendar days of written notification to InterMune that the releases herein have been rescinded pursuant to this Paragraph, except to the extent such defenses were available before the Effective Data of this Agreement; and (iii) the United States and the Participating States have valid claims against InterMune in at least the aggregate amount of the Settlement Amount and they may pursue their claims, inter alia, in the case, action or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action, or proceeding; and

c. InterMune acknowledges that its agreement in this Paragraph is provided in exchange for valuable consideration provided in this Agreement.

9. In the event that InterMune fails to pay any and all of the payments owed pursuant to this Agreement within 30 calendar days of the due date (“Default”), any dismissals as to InterMune shall, at the United States’ and Participating States’ option, be null and void, and the Settlement Amount referenced in Paragraph 1 above, less any payments already made, shall become immediately due and payable and shall bear interest at the Medicare interest rate (per 42 C.F.R. part 405.378) as of the date of Default until payment of the Settlement Amount is made in full.

Furthermore, in the event of a breach of the payment provisions as described in the preceding paragraph, the United States and the Participating States may at their option: 1) rescind its releases; 2) offset the remaining unpaid balance of the Settlement Amount from any amounts due and owing to InterMune by any department, agency, or agent of the United States at the time of default; 3) reinstitute an action or actions against InterMune; and 4) InterMune agrees not to contest any draw, offset, or collection action undertaken by the United States and/or a Participating State pursuant to this Paragraph, either administratively or in any court.

In the event of a Default of any payment under this Agreement, InterMune agrees to pay the United States and the Participating States all reasonable costs of collection and enforcement of this Agreement, including attorneys’ fees and expenses. In the event the United States and/or any Participating States reinstitutes an action under this Paragraph, InterMune expressly agrees not to plead, argue, or otherwise raise any defense under the theories of statute of limitations, laches, estoppel, or similar theories, to any civil or administrative claims, which: (a) are filed by the United States and/or a Participating States within 30 calendar days of written notification to InterMune that this Agreement has been made a nullity, and (b) relates to the Covered Conduct, except to the extent these defenses were available on September 4, 2006.

10. InterMune has provided financial Statements to the United States and the States and the United States and the States have relied on the accuracy and completeness of these financial Statements in reaching this Agreement. If the United States and/or States learn that the historical financial Statements contained in InterMune’s SEC filings made between May, 2005, and the Effective Date, either (a) failed to disclose a material non-contingent asset or assets in which InterMune had an interest (a “Material Nondisclosure”); or (b) contained any other knowing, material misrepresentation or omission regarding the financial condition of InterMune

(a “Knowing Material Misrepresentation”), the United States and/or the Participating States may at their option pursue relief under this Paragraph as follows: (a) the United States and/or the Participating State(s) shall provide InterMune with written notice of the nature of the Material Nondisclosure or Knowing Material Misrepresentation; (b) within ten (10) calendar days of the date of the written notice, InterMune shall provide the United States and/or the Participating State(s), in writing, with any explanation it may have regarding the Material Nondisclosure or Knowing Material Misrepresentation referenced in the written notice; (c) if unsatisfied with InterMune’s explanation, as determined in its sole and absolute discretion, the United States and/or the Participating State(s) may file an action seeking relief under this Paragraph in which action the United States and/or the Participating State(s) shall bear the burden of establishing by a preponderance of the evidence the Material Nondisclosure or Knowing Material Misrepresentation; (d) if the court finds a Material Nondisclosure or Knowing Material Misrepresentation, then – (i) the Settlement Amount shall be increased by one hundred percent (100%) of the amount of the Material Nondisclosure or Knowing Material Misrepresentation; (ii) the remaining unpaid principal portion of the Settlement Amount (including the increase specified in subparagraph (d)(i) above) shall become accelerated and immediately due and payable, with interest at a simple rate of 5% from the Effective Date of this Agreement to the date of the court finding, and at the Medicare interest rate (per 42 C.F.R. part 405.378) from the date of the court finding until the date of payment; (iii) the United States and/or the Participating State(s) may offset the remaining unpaid balance of the Settlement Amount (inclusive of interest and the increase specified in subparagraph (d)(i) above) from any amounts due and owing to InterMune by any department, agency, or agent of the United States and/or the Participating

State(s); and (iv) InterMune shall immediately pay the United States and/or the Participating State(s) all reasonable costs incurred in the action seeking relief under this Paragraph, including attorney’s fees and expenses.

11. If, after the Effective Date of this agreement and before the company has made all payments required pursuant to paragraph 1 of this Agreement, the company obtains a cumulative total of more than $150,000,000.00 in cash financing from (1) license fees and milestone payments paid to the company pursuant to partnering agreements, (2) external debt financing, and/or (3) external equity financing, the company shall apply twenty percent (20%) of the excess over $150,000,000.00 (“excess cash amount”) to make advance payments against the Settlement Amount. The company shall make the advance payment(s) first by paying the outstanding principal owed (plus any interest accrued on that principal through the advance payment date) in 2011 and shall continue to make such advance payments in reverse chronological order until the excess cash amount is reduced to zero. Such advance payments will be immediately credited against the outstanding principal owed. However, the payment schedule referenced in Exhibit A shall remain in effect until the balance of the Settlement Amount is paid off. Cash financing, for purposes of this paragraph, is limited to the sources enumerated in the first sentence of this paragraph and shall expressly exclude any increase in operating revenues after the Effective Date or reimbursement of research or development expenses from a partner. Advance payments made by the company pursuant to this paragraph shall not exceed $10,000,000.00 in any single calendar year. Further, in the event InterMune is sold (either through an asset sale or an equity sale) or merged into another non-affiliated entity, then all remaining payments owed pursuant to the Settlement Agreement, are accelerated and become immediately due and payable.

InterMune will be required to provide the United States and the Participating State(s). with notice within ten days of each financing arrangement or agreement (agreement) it obtains after the Effective Date of the settlement after the cumulative financing described in the preceding paragraph totals $150,000,000.00, along with a copy of each such financing agreement. InterMune further agrees that it shall pay the United States and the Participating State(s) all amounts required under this provision within 10 days following receipt of external financing which causes a prepayment under this paragraph. Amounts that are due under this paragraph and not paid when due will be considered amounts in default. Default amounts are subject to the default provisions (except that default will be effective immediately and not within 30 days of the due date) contained in this Settlement Agreement as specified in paragraph 9, including the default rate of interest at the Medicare interest rate (per 42 C.F.R. part 405.378) beginning as of the date of default until payment of the Settlement Amount is made in full.

12. InterMune waives and will not assert any defenses it may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action.

13. The Parties each represent that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

14. Except as otherwise stated herein, this Agreement is intended to be for the benefit of the Parties only, and by this instrument the Parties do not release any claims against any other person or entity.

15. Nothing in any provision of this Agreement constitutes an agreement by the Parties concerning the characterization of the Settlement Amount or the relator’s share for purposes of the Internal Revenue Laws, Title 26 of the United States Code.

16. Except as expressly provided in this Agreement, each party to this Agreement will bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

17. This Agreement is governed by the laws of the United States. The Parties agree that the United States District Court for the Northern District of California shall retain jurisdiction over this Agreement until all the terms and conditions have been completely satisfied. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement will be the United States District Court for the Northern District of California.

18. The undersigned InterMune signatories represent and warrant that they are authorized by their Board of Directors to execute this Agreement. The undersigned signatories of the State of [                    ] represent that they are signing this Agreement in their official capacities and are authorized to execute this Agreement on behalf of the State of [                    ] through their respective agencies and departments.

19. This Agreement is effective on the date of signature of the last signatory to the Agreement (the “Effective Date”). Facsimiles of signatures shall constitute acceptable binding signatures for purposes of this Agreement.

20. This Agreement shall be binding on all successors, transferees, heirs and assigns of the Parties.

21. This Agreement and Exhibit A attached hereto, together with the CIA, and the DPA described in Preamble Paragraphs C and D, constitute the complete agreement between the Parties with regard to the Covered Conduct. This Agreement may not be amended except by written consent of all the Parties.

22. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one and the same Agreement.

THE STATE OF [                    ]

By:
Dated:

The State of [ ]
Office of the Attorney General
Medicaid Fraud Control Unit

By:
Dated:

The State of [ ]
Medicaid Program

INTERMUNE, INC.

By:
	ROBIN STEELE, General Counsel	Dated:
InterMune, Inc.

By:
	ETHAN M. POSNER	Dated:
Covington & Burling LLP

20